D.F. King & Co., Inc. Telephone Script

Eaton Vance Dividend Builder Fund

Introduction

Hello, Mr./Ms. (Shareholder). My name is ___________, calling from D.F. King & Co., on behalf of Eaton Vance Dividend Builder Fund. I’m calling to follow-up on a recent distribution of proxy materials.

Mr. /Ms________, this conversation is being recorded for quality control purposes. Have you received the materials for Eaton Vance Dividend Builder Fund’s Special Meeting of Shareholders scheduled to be held on September 11, 2009?

IF NO – Then help the shareholder obtain the material he/she requires. If a NOBO, give him/her the 800# and have him/her call back when he/she receives the material. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as “14” or “15”.

IF YES – The Fund’s Board is asking you to consider a proposal to approve an amendment to Eaton Vance Dividend Builder Fund’s concentration policy to state that the Fund will not concentrate 25% or more of its assets in any one industry, as set forth in the proxy statement dated July 21, 2009. The Board of Trustees recommends that you vote in favor of the proposal. For your convenience, I can record your vote over the telephone right now. Will that be okay?

IF YES - Do you have any questions before we proceed?

Take time to answer all questions carefully. Do not give advice. Remind the shareholder that the Fund’s Board has recommended that he/she vote in favor of the proposals. Questions should only be addressed by referring to the proxy statement and reading the appropriate sections.

Good, Let’s proceed. Your vote will be recorded. I will ask you for your full name and address of record and ask you to confirm that you have received the Fund’s proxy materials and have authority to vote the shares. You will be mailed a letter confirming your vote, which will provide instructions should you later decide to change your vote.

IF NO – Do you have any questions that I may answer?

Take time to answer all questions carefully. Do not give advice. Remind the shareholder that the Fund’s Board has recommended that he/she vote in favor of the proposals. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections.

Your vote is important. Please vote by signing, dating and promptly mailing your proxy card in the envelope provided. If you prefer, you can also vote by internet or touch-tone telephone. Simply follow the easy instructions sent with your proxy materials.

Begin the Vote

My name is __________, calling from D.F. King & Co. on behalf of Eaton Vance Dividend Builder Fund. Today’s date is __________ and the time is __________.

May I please have your full name as your account is registered? (If shareholder is an entity: May I please have the name of your entity, and your name and title.) Please confirm that you are authorized to direct the voting of these Eaton Vance Dividend Builder Fund’s shares.

May I please have your address of record?

Have you received the Fund’s Proxy materials for its September 11, 2009 shareholder meeting?

If the shareholder answers “no” offer to take the shareholder’s name and address and mail the proxy statement.

Actual Voting

The Board of Trustees is asking you to consider a proposal to approve an amendment to the Eaton Vance Dividend Builder Fund’s concentration policy to state that the Fund will not concentrate 25% or more of its assets in any one industry. The Board of Trustees recommends a vote FOR the proposal. Would you like to vote all of your shares as recommended by the Board in favor of the proposal?

If you are required to read the proposals individually, end the proposals by saying, “The Board recommends that you vote in favor. How would you like to vote?” The valid responses are

F = For proposal. A = Against proposal. B = Abstain.

Closing

I have recorded your vote(s). You have voted For/Against/Abstain with respect to the proposal. Is that correct? Great. D.F. King will submit your voting instructions to Eaton Vance as your voting agent. Within the next 72 hours, D.F. King will mail you a letter confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the confirmation letter or follow the instructions in your proxy statement. Thank you for your time, and good bye.

Answering Machine Message

Hello. I’m calling regarding your investment in Eaton Vance Dividend Builder Fund. You should have recently received proxy materials in the mail concerning the Fund’s September 11, 2009 Special Meeting of Shareholders.

Your vote is important. Please sign, date and promptly mail your proxy in the postage-paid envelope provided.

Internet or touch-tone telephone voting also is available. Please follow the instructions included with your proxy materials.

If you have any questions, require assistance or need new proxy materials, please call D.F. King, which is assisting your Fund, at 1-800-714-3305.

Thank you.